Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-117484 and 333-117484-01 of Accredited Home Lenders Holding Co. and Accredited Mortgage Loan REIT Trust on Form S-3 of our report dated March 15, 2004, appearing in the Annual Report on Form 10-K of Accredited Home Lenders Holding Co. for the year ended December 31, 2003; and to the use in this Registration Statement on Form S-3 of our report dated July 15, 2004 relating to the balance sheet of Accredited Mortgage Loan REIT Trust as of May 4, 2004 (inception) appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
August 4, 2004